UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2012

CYS Investments, Inc.

(Exact name of Registrant as specified in its charter)

Maryland	001-33740	20-4072657
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

890 Winter Street, Suite 200

Waltham, Massachusetts 02451

(Address of principal executive offices) (Zip code)

(Registrant’s telephone number, including area code): (617) 639-0440

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	OTHER EVENTS

In connection with CYS Investments, Inc.’s (the “Company”) plans to make a public offering of its common stock, the Company announced today preliminary estimates of select financial data for the fourth quarter of 2011 and as of December 31, 2011.

The Company estimates that, when finally determined, for the quarter ended December 31, 2011 net income will be in the range of $0.51 to $0.55 per share.

We estimate that, when finally determined, net asset value per share as of December 31, 2011 will be in the range of $12.98 to $13.03. We estimate that as of December 31, 2011, the fair value of our portfolio was approximately $9.5 billion, and that our leverage ratio (calculated by dividing (i) our repurchase agreements balance plus our payable for securities purchased minus our receivable for securities sold by (ii) net assets) at December 31, 2011 was in the range of 7.7 – 7.9 to 1.

The preliminary estimated ranges of net income, net asset value per share and leverage ratio and our preliminary estimate of the fair value of our portfolio are subject to revision as we prepare our financial statements for the year ended and as of December 31, 2011, including all disclosures required by accounting principles generally accepted in the United States, or U.S. GAAP, and as our auditors conduct their audit of these financial statements. Factors that could cause these preliminary estimates to differ include, but are not limited to: (i) additional adjustments in the calculation of financial results for, or net asset value as of, the year end date, or the application of accounting principles, (ii) discovery of new information that alters expectations about fourth quarter and year end results or impacts valuation methodologies underlying these results, (iii) errors in the assessment of portfolio value and net asset value, and (iv) accounting changes required by U.S. GAAP.

On January 1, 2012, we issued an aggregate of 7,416 shares of restricted common stock to our non-employee directors.

For the period from October 1, 2011 to January 25, 2012, we issued (i) an aggregate of 177,268 shares of common stock under our equity placement program for net proceeds of approximately $2.3 million and (ii) an aggregate of 916 shares of common stock under our dividend reinvestment and direct stock purchase plan for net proceeds of approximately $12,490.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYS INVESTMENTS, INC.

Date: January 26, 2012	By:	/s/ Frances R. Spark
Frances R. Spark Chief Financial Officer